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                  [Sybron Dental Specialties, Inc. Letterhead]


                                                                     EXHIBIT 5.1







                                 March 19, 2002


Sybron Dental Specialties, Inc.
1717 West Collins Avenue
Orange, California  92867

Ladies and Gentlemen:

         I am providing this opinion in connection with the Registration Statement of Sybron Dental Specialties, Inc. (the "Company") on Form S-8 (the "Registration Statement") to be filed under the Securities Act of 1933, as amended (the "Act"), with respect to the possible issuance by the Company of up to 1,000,000 shares of Common Stock, par value $.01 per share, of the Company (the "Shares") and associated Preferred Stock Purchase Rights) (the "Rights") pursuant to the Company's 2001 Long-Term Incentive Plan (the "Plan").

         I am the Vice President--General Counsel and Secretary of the Company. In connection with this opinion, I have examined: (i) the Registration Statement; (ii) the Company's Restated Certificate of Incorporation and Bylaws, as amended to date; (iii) the Rights Agreement, dated as of December 8, 2000, between the Company and EquiServe Trust Company, N.A., as Rights Agent; (iv) the Plan; (v) the corporate proceedings relating to the adoption of the Plan; and
(vi) such other documents and records and matters of law as I have deemed necessary in order to render this opinion. In rendering this opinion, I have relied as to certain factual matters on certificates of officers of the Company and of state officials.

         Based upon the foregoing, it is my opinion that:

         1. The Company is a corporation duly incorporated and validly existing under the laws of the State of Delaware.

         2. The Shares to be sold from time to time pursuant to the Plan which are original issuance shares, when issued for the consideration (not less than par value) and paid for as contemplated by the Registration Statement and the Plan, will be validly issued, fully paid and nonassessable.

         3. The Rights associated with the Shares, when issued pursuant to the terms of the Rights Agreement, will be validly issued.

         I consent to the filing of this opinion as an Exhibit to the Registration Statement. In giving my consent, I do not admit that I am an "expert" within the meaning of Section 11 of the Act, or that I come within the category of persons whose consent is required by Section 7 of the Act.

                             Very truly yours,

                             /s/ STEPHEN J. TOMASSI

                             Stephen J. Tomassi
                             Vice President--General Counsel and Secretary